U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                        SEC File No.: 0-52544
                                                        CUSIP: N/A
        (Check One):

        [X] Form 10-K [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
        [ ] Form 10-QSB [ ] Form N-SAR

        For Period Ended: December 31, 2007

        [  ] Transition Report on Form 10-K
        [  ] Transition Report on Form 20-F
        [  ] Transition Report on Form 11-K
        [  ] Transition Report on Form 10-Q
        [  ] Transition Report on Form N-SAR

        For the Transition Period Ended:______________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION


 Aspen Diversified Fund LLC
--------------------------------------------------------------------------------
 Full Name of Registrant


 N/A
--------------------------------------------------------------------------------
 Former Name if Applicable


 1230 Peachtree Street, N.E. Suite 1750
--------------------------------------------------------------------------------
 Address of Principal Executive Offices (Street and Number)


 Atlanta, GA 30309
--------------------------------------------------------------------------------
 City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       |  (a)  The reasons  described in  reasonable  detail in Part III of this
       |       form  could  not be  eliminated  without  unreasonable  effort or
       |       expense;
       |
[X]    |  (b)  The subject annual report,  semi-annual report, transition report
       |       on Forms 10-K,  10-KSB,  20-F, 11-K or N-SAR, or portion thereof,
       |       will be filed on or before the  fifteenth  calendar day following
       |       the  prescribed  due date;  or the  subject  quarterly  report or
       |       transition  report on Form 10-Q or 10-QSB or portion thereof will
       |       be filed on or  before  the  fifth  calendar  day  following  the
       |       prescribed due date; and
       |
       |  (c)  The  accountant's  statement  or other  exhibit  required by Rule
       |       12b-25(c) has been attached if applicable.



PART III - NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Aspen Diversified Fund LLC is organized as a "multi-advisor" commodity pool and primarily invests its assets in other pooled investment vehicles managed by independent commodity trading advisors or other portfolio managers. We are awaiting audit reports and other confirmations from the pooled investment vehicles in which the Fund invests in order for our audit firm to complete the Fund's audited financial statements.


====================================PAGE 1======================================


PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

         Adam Langley                404               879-5130
     ----------------------      -----------      ------------------
            (Name)               (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                          [X] Yes    [ ] No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?


                                                          [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================


                           Aspen Diversified Fund LLC
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 28, 2008                   By:/s/ Adam Langley
       ---------------------               -----------------------------------
                                           Adam Langley
                                           Chief Compliance Officer